Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports First Quarter 2006 Financial Results

–– Company on Track to Achieve Clinical, Research and Corporate Objectives ––

Cambridge, MA, April 25, 2006 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended March 31, 2006.

“Vertex is achieving key clinical objectives that have the potential to build significant value for shareholders,” said Joshua Boger, Ph.D., Chairman, President and CEO of Vertex Pharmaceuticals. “We continue to be on track to gain important clinical data in 2006 on key product candidates that we are evaluating for the treatment of hepatitis C virus (HCV), rheumatoid arthritis (RA) and cystic fibrosis (CF). With VX-950, we are expanding our global Phase II program in HCV patients. We expect that this program will position us to understand whether a sustained viral response (SVR) can be achieved with shorter treatment duration than the current standard of care. Based on the results from the Phase II VeRA study with VX-702, we expect to begin in the second half of 2006 a major Phase II study of VX-702 on a background of methotrexate in patients with RA. We also are on track to begin, in the second quarter, the first Phase I clinical study of VX-770, our novel potentiator compound for CF, with the goal of initiating our first study in patients with CF in the second half of the year.”

First Quarter Results

The non-GAAP loss, before charges for stock-based compensation, restructuring, and a cumulative benefit of adopting FAS 123(R), for the quarter ended March 31, 2006 was $42.2 million, or $0.39 per share, compared to a non-GAAP loss, before charges, of $41.8 million, or $0.53 per share for the quarter ended March 31, 2005. The Company’s first quarter 2006 non-GAAP loss reflected continued revenue growth, which offset increased development investment as the Company continued to advance its proprietary drug candidates.

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For the quarter ended March 31, 2006, the Company’s net loss on a GAAP basis was $50.1 million, or $0.47 per share. This included stock-based compensation expense of approximately $8.1 million, a cumulative benefit related to the adoption of FAS 123(R) of $1.0 million, and restructuring expense of approximately $0.8 million. The net loss on a GAAP basis for the quarter ended March 31, 2005 was $44.7 million, or $0.56 per share. The 2005 GAAP net loss includes stock-based compensation expense of approximately $1.0 million, and restructuring expense of approximately $1.9 million.

Total revenues for the quarter ended March 31, 2006 increased to $39.1 million from $28.6 million for the first quarter of 2005, reflecting an increase in revenue from collaborative research and development agreements, including approximately $8.8 million of milestone revenue from Merck & Co. for the initiation of Phase II development of VX-680.

Research and development expenses for the quarter ended March 31, 2006 were $75.2 million, including $6.4 million of stock-based compensation, compared to $57.4 million, including $0.8 million of stock-based compensation, for the first quarter of 2005. Our development investment increased to prepare for and conduct later stage clinical trials of product candidates in hepatitis C, rheumatoid arthritis and the first clinical trials with VX-770 in CF, as well as an increase in the charge for stock-based compensation.

Sales, general and administrative (SG&A) expenses for the quarter ended March 31, 2006 were $12.9 million, including $1.7 million of stock-based compensation, compared to $9.6 million, including $0.2 million of stock-based compensation, for the first quarter of 2005.

Other income, net, for the quarter ended March 31, 2006 was $1.6 million, compared to other expense, net of $2.3 million for the first quarter in 2005. This improvement primarily resulted from the Company’s reduction of outstanding debt in 2005.

At March 31, 2006, Vertex had approximately $378.8 million in cash, cash equivalents and available for sale securities, $42.1 million in principal amount of convertible debt due September 2007 and $118.0 million in principal amount of convertible debt due February 2011.

First Quarter Achievements and 2006 Objectives

Clinical Objectives

•                  Continue to advance proprietary Vertex compounds:

VX-950

•                  In January, Vertex announced preliminary results from a small Phase Ib clinical study of VX-950 dosed in combination with pegylated interferon. In this study, patients receiving a combination of VX-950 dosed with peg-IFN achieved a median 5.5-log10 reduction in HCV RNA at 14 days.

•                  In February, Vertex announced preliminary results from a 12-patient, 28-day Phase II study of VX-950 in combination with pegylated interferon and ribavirin. In this study, 12 of 12 patients had plasma HCV RNA levels below the limits of detection of a highly sensitive assay (10 IU/mL; Roche TaqMan®) at 28 days of dosing.

•                  Vertex is on track to move forward with its global Phase II clinical program for VX-950. Key objectives of the program will be to evaluate the optimal SVR rate that can be achieved with VX-950 therapy in combination with the standard of care, to evaluate the optimal treatment duration for VX-950, and to evaluate the role of ribavirin in VX-950-based therapy. Beginning in the second quarter, Vertex plans to conduct Phase II studies in the U.S. and Europe that will dose more than 500 genotype 1 HCV patients with VX-950. In these studies, Vertex expects to evaluate 12-week combination regimens of VX-950 in treatment-naïve patients, including regimens involving various durations of pegylated interferon and ribavirin follow-on therapy as well as regimens involving no additional therapy. As part of this broad Phase II program, Vertex plans to conduct a major study in HCV patients who have failed prior interferon-based treatment.

•                  Vertex researchers are presenting data on VX-950 at two major medical conferences. Three abstracts have been accepted for presentation at the 41st Annual Meeting of the European Association for the Study of the Liver (EASL) being held this week. One abstract has been accepted as a late-breaker presentation at the Digestive Disease Week (DDW®) conference being held in May.

VX-702

•                  In March, Vertex announced that VX-702 met its primary objectives in the 12-week Phase II VeRA clinical study involving 315 patients. A preliminary analysis indicated that VX-702 was well-tolerated through 12 weeks of dosing, and demonstrated statistically significant effects on signs and symptoms of rheumatoid arthritis.

•                  Vertex expects to initiate in the second half of 2006 a three or six-month Phase II clinical study of VX-702 on a background of methotrexate in patients with rheumatoid arthritis.

VX-770

•                  Vertex is on track to begin clinical development of VX-770 in the U.S. in the second quarter under an open investigational new drug (IND) filing. In March, Vertex and Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT) announced that they entered into a new collaboration to accelerate development of VX-770. As part of the agreement, CFFT is scheduled to pay Vertex approximately $13.3 million in developmental support through 2007.

•                  Continue to advance collaborator-led compounds:

VX-680

•                  In April, Vertex and Merck & Co. announced the initiation of a Phase II clinical development program for VX-680. Merck is now enrolling patients with advanced colorectal cancer in a Phase II extension of a previous Phase I clinical study. Vertex expects Merck to begin a Phase II clinical study of VX-680 in patients with advanced lung cancer in 2006. VX-680 is an investigational drug candidate targeting Aurora kinase.

•                  In April, Vertex researchers presented a poster at the 97th Annual Meeting for the American Association for Cancer Research (AACR) in Washington, DC, supporting the clinical investigation of VX-680 in patients with treatment-resistant forms of chronic myelogenous leukemia (CML). In addition, clinical researchers plan to present the first clinical data for VX-680 in patients with solid tumors in an oral presentation at the 2006 American Society of Clinical Oncology (ASCO) Annual Meeting in June in Atlanta.

Brecanavir (VX-385)

•                  Brecanavir is a novel HIV protease inhibitor currently being evaluated in a Phase IIb study as part of a collaboration with GlaxoSmithKline (GSK). Vertex expects data from the Phase IIb study of brecanavir to become available this year, and also expects GSK to initiate Phase III clinical development of brecanavir in 2006.

VX-409

•                  VX-409 is a novel, subtype-selective ion channel modulator being developed for the treatment of pain in collaboration with GSK. Vertex expects GSK to conduct preclinical development of VX-409 in preparation for Phase I development in early 2007.

Corporate Objectives

•                  Maintain strong revenue and capital structure to support investment in proprietary products

•                  Sign new collaborations, focused on later-stage development assets

•                  Continue to generate strong HIV product royalties, and achieve milestones from existing collaborations

Full Year 2006 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals. Vertex today reiterated its financial guidance for the full year of 2006. The Company expects a non-GAAP loss, excluding restructuring charges and stock-based compensation expense, in the range of $165 to $185 million. The Company expects that the full year 2006 GAAP loss will be in the range of $205 to $225 million. The 2006 GAAP loss includes an estimate of stock-based compensation expense of approximately $34 million, and restructuring expense of approximately $6 million as a result of imputed interest charges relating to the restructuring accrual.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures. In particular, Vertex provides its first quarter 2006 loss, and guidance for a full year 2006 loss, excluding certain charges and gains and stock-based compensation expense, all of which are non-GAAP financial measures. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

This press release contains forward-looking statements, including statements that Vertex (i) is on track to gain important clinical data in 2006 on proprietary product candidates being evaluated for the treatment of hepatitis C virus (HCV), rheumatoid arthritis (RA), and cystic fibrosis (CF); (ii) plans to expand its global Phase II program for VX-950, beginning in the second quarter, as set forth above, and during the initial phase of the program  it expects to dose more than 500 treatment-naïve, genotype 1 HCV patients; (iii) as part of the expanded Phase II program, expects to begin in the second half of 2006 a major Phase II study of VX-950 in patients who have failed prior therapies; (iv) expects to begin in the second half of 2006 a major Phase II study of VX-702 on a background of methotrexate in patients with rheumatoid arthritis; (v) is on track to begin a Phase I clinical study in the second quarter of VX-770, a novel potentiator for CF, and will initiate a first study in patients in the second half of the year; (vi) expects that Merck will initiate a Phase II clinical study of VX-680 in patients with advanced lung cancer in 2006; (vii) expects that data from the Phase IIb study of brecanavir will become available this year, and that GSK will initiate Phase III clinical development of brecanavir in 2006; (viii) expects that GSK will conduct preclinical development of VX-409 in preparation for Phase I development in early 2007; (ix) expects to sign new collaborations, focused on later-stage development assets; (x) expects to  achieve its financial guidance for 2006 as set forth above. While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially. Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal drug development programs, including its proposed Phase II studies of VX-950 and VX-702, and its proposed Phase I study of VX-770, or its development programs with collaborators, will not proceed as planned for technical, scientific or commercial reasons, or due to FDA disagreement study designs (including the proposed design of VX-950, VX-702 and VX-770 studies), patient enrollment issues or judgments based on new information from non-clinical or clinical studies or from other sources, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining stock-based compensation costs — will not be realized, that Vertex will be unable to realize one or more of its financial objectives for 2006 due to unexpected and costly program delays (including delays due to regulatory action or lack of action) or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely impact the commercial potential for the Company’s product candidates in HCV and inflammation and other areas, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate collaboration revenue, that Vertex will be unable to enter into new collaborative relationships to support its research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying the Company’s forward-looking statements will turn out to be incorrect or not reflective of changing scientific knowledge or business conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Vertex Pharmaceuticals Incorporated

2006 First Quarter Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Royalties	$9,179	$6,153
Collaborative and other R&D revenues	29,908	22,453

Total revenues	$39,087	$28,606

Costs and expenses:
Royalty payments	$2,995	$2,030
Research and development (includes stock-based compensation expense under FAS 123(R): 2006-$6,406, 2005- $837)	75,202	57,435
Sales, general & administrative (includes stock-based compensation expense under FAS 123(R): 2006-$1,719, 2005- $194)	12,879	9,627
Restructuring expense	767	1,914
Total costs and expenses	$91,843	$71,006

Loss from operations	$(52,756)	$(42,400)

Other income (expense), net	1,623	(2,320)
Loss from continuing operations before cumulative effect of change in accounting principle	$(51,133)	$(44,720)

Cumulative effect of a change in accounting principle – FAS 123(R)	$1,046	—

Net loss	$(50,087)	$(44,720)

Basic and diluted loss per common share before cumulative effect of change in accounting principle	$(0.48)	$(0.56)

Cumulative effect of change in accounting principle – basic and diluted	$0.01	—

Basic and diluted net loss per common share	$(0.47)	$(0.56)

Basic and diluted weighted average number of common shares outstanding	107,440	79,428

Non-GAAP Loss Reconciliation (1)

	Three Months Ended March 31,
	2006	2005
GAAP Net Loss	$(50,087)	$(44,720)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 2):	$6,406	$837
Stock-based compensation expense included in SG&A (Note 2):	1,719	194
Total stock-based compensation expense	$8,125	$1,031

Restructuring expense (Note 4)	$767	$1,914

Cumulative effect of change in accounting principle – FAS 123(R) (Note 3)	$(1,046)	—

Non-GAAP Loss	$(42,241)	$(41,775)

Basic and diluted Non-GAAP loss per share	$(0.39)	$(0.53)

Note 1: Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures. These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2:  For the three months ended March 31, 2006, the Company incurred $8.1 million in stock compensation expense of which $6.4 million is included in research and development expenses and $1.7 million is included in sales, general and administrative expenses. Stock compensation expense includes costs associated with restricted stock, stock option awards and employee stock purchase shares, which were recorded in connection with provisions of FAS 123(R), “Accounting for Stock-Based Compensation”. FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. The Company adopted FAS 123(R) on a modified prospective basis beginning January 1, 2006. For the three months ended March 31, 2005 the Company recorded $1.0 million of stock compensation expense relating to restricted stock awards.

Note 3: FAS 123(R) requires companies to recognize expense only for shares the Company expects to vest, this results in the Company estimating forfeitures on grant date. For the three months ended March 31, 2006 the Company recorded a $1.0 million benefit for the cumulative effect of the change in recording forfeitures as they occur to estimating forfeitures on grant date.

Note 4:  For the three months ended March 31, 2006 and 2005, the Company incurred restructuring expense charges. The charge for the three months ending March 31, 2006 and 2005 was $0.8 million and $1.9 million, respectively, and is primarily the result of the imputed interest charge related to the restructuring liability. This expense and related liability has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Vertex Pharmaceuticals Incorporated

2006 First Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and available for sale securities	$378,773	$407,510
Other current assets	30,589	23,898
Property, plant and equipment, net	55,869	54,533
Restricted cash	41,482	41,482
Other noncurrent assets	17,945	21,575
Total assets	$524,658	$548,998

Liabilities and Equity
Other current liabilities	$45,479	$54,443
Accrued restructuring expense	41,719	42,982
Deferred revenue	24,451	32,300
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007)	42,102	42,102
Convertible notes (due 2011)	117,998	117,998
Stockholders’ Equity	232,912	239,176
Total liabilities and equity	$524,658	$548,998
Common shares outstanding	109,873	108,153

Conference Call and Webcast: First Quarter 2006 Financial Results:

Vertex Pharmaceuticals will host a conference call today, April 25, 2006 at 5:00 p.m. EDT to review financial results and recent developments. This call will be broadcast via the Internet at www.vrtx.com in the investor center. Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Alternatively, Vertex is providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing April 25, 2006 at 8:00 p.m. EDT running through 5:00 p.m. EDT on May 2, 2006. The replay phone number for the U.S. and Canada is (800) 642-1687. The international replay number is (706) 645-9291 and the conference ID number is 7661044. Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on May 9, 2006.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755